Exhibit 10.4

EXECUTION COPY

AMENDMENT NO. 23 TO

THIRD AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

THIS AMENDMENT TO THIRD AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (this “Amendment”) is entered into as of April 29, 2011 by and among:

(a) Yellow Roadway Receivables Funding Corporation, a Delaware corporation (the “Company”),

(b) YRC Worldwide Inc., a Delaware corporation (the “Performance Guarantor”),

(c) SunTrust Robinson Humphrey, Inc., Wells Fargo Bank, N.A. (successor by merger to Wachovia Bank, National Association), The Royal Bank of Scotland plc (successor to ABN AMRO Bank N.V.), and JPMorgan Chase Bank, N.A. (“JPMorgan”) (each of the foregoing, a “Co-Agent” and collectively, the “Co-Agents”), and

(d) JPMorgan, as administrative agent for the Groups (together with its successors and permitted assigns and in such capacity, the “Administrative Agent” and together with the Co-Agents, and their respective successors and permitted assigns, the “Agents”), with respect to that certain Third Amended and Restated Receivables Purchase Agreement, dated as of April 18, 2008, among the Company, the Committed Purchasers, the Conduits, the LC Issuer and the Agents (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “RPA”).

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in (or incorporated by reference in) the RPA.

2. Amendment to RPA. Effective as of the Effective Date (as defined herein), subject to the satisfaction of the conditions precedent set forth in Section 3 below, the proviso appearing in clause (b) of the definition of “Trigger Event” set forth on Exhibit I to the RPA is hereby amended and restated in its entirety as follows:

; provided, that for purposes of the foregoing, “Agreed EBITDA Amount” shall mean, in respect of each of the four consecutive fiscal quarter periods ending June 30, 2011, September 30, 2011, December 31, 2011, March 31, 2012 and June 30, 2012, an amount for each such period proposed by the Performance Guarantor and agreed to by the Required Co-Agents, on or prior to July 22, 2011.

3. Conditions Precedent. This Amendment shall become effective as of the date (the “Effective Date”) when each of the following conditions precedent have been satisfied or waived:

(a) The Administrative Agent shall have received the following, each in a form satisfactory to the Administrative Agent: (i) counterparts of this Amendment duly executed by the Company, the Performance Guarantor, the Co-Agents, the Administrative Agent and the Originators, (ii) a duly executed copy of Amendment No. 21 to the YRCW Credit Agreement (“Amendment No. 21”), dated as of April 29, 2011, among the Performance Guarantor, as borrower, the entities party thereto as Canadian Borrowers, the financial institutions party thereto and JPMorgan, as administrative agent, (iii) evidence that all conditions precedent to Amendment No. 21 have been satisfied and that Amendment No. 21 is in full force and effect, and (iv) such other documents, instruments or agreements as any Agent shall reasonably request.

(b) the Company shall have paid the reasonable legal fees and disbursements of the Administrative Agent’s counsel, Sidley Austin LLP invoiced on or prior to the date on which the conditions described in clause (a) above and this clause (b) have been satisfied.

4. Consent to Amendment No. 21. Effective as of the Effective Date, subject to the satisfaction of the conditions precedent set forth in Section 3 above, the Co-Agents hereby agree that the Interim Restructuring arising by reason of the execution and delivery of Amendment No. 21 shall not constitute a Servicer Default.

5. Deferral of Commitment Fee. (a) The Company acknowledges that due to the occurrence of a Milestone Failure (as defined in the Co-Agents’ Fee Letter) due to failure to satisfy the March Pension Fund Condition (as defined in the Co-Agents’ Fee Letter) prior to April 30, 2011, a portion of the Deferred Commitment Fee (as defined in the Co-Agents’ Fee Letter) equal to the amount specified for each Conduit and Wells Fargo on Schedule I hereto is due and payable by the Company to the Conduits and Wells Fargo on May 2, 2011. The Conduits and Wells Fargo hereby agree to further defer the payment of such Deferred Commitment Fee until, and the Company hereby agrees to pay each of the Conduits and Wells Fargo, in immediately available funds, the amount of such Deferred Commitment Fee on, the July Payment Date (as defined in the Co-Agents’ Fee Letter); provided that, such Deferred Commitment Fee shall be subject to the terms and conditions of Section B of the Co-Agent’s Fee Letter, including, without limitation , (i) that the Company shall have no obligation to pay such Deferred Commitment Fee if it is due and payable on any date following the Refinancing Date and (ii) that if the Accelerated Deferred Payment Date shall occur for any reason other than as a result of a Milestone Failure, the balance then outstanding of the Deferred Commitment Fee shall be due and payable in full.

(b) The Company and the Agents agree that the definition of “YRCW Credit Agreement” set forth in the Co-Agents’ Fee Letter is hereby amended to give effect to Amendment No. 21, as in effect on the date hereof.

(c) Reference is made to the letter agreement of even date herewith (the “Lender Support Agreement”) among the Performance Guarantor and certain “Participating Lenders” relating to the YRCW Credit Agreement. In the event a “Support Termination Event”

(as defined in the Lender Support Agreement) shall occur and any party to the YRCW Credit Agreement shall thereafter demand payment of any amount in the nature of fees or interest that shall have been deferred, suspended or otherwise not paid in full when previously due, an Accelerated Deferred Fee Payment Date shall be deemed to have occurred under and for purposes of the Co-Agent’s Fee Letter.

(d) For the avoidance of doubt, this Section 5 shall constitute an amendment of the Co-Agents’ Fee Letter.

6. Representations and Warranties. In order to induce the other parties to enter into this Amendment:

(a) The Company hereby represents and warrants to the Agents that after giving effect to Sections 2 and 4 above, (i) no Servicer Default or Potential Servicer Default exists and is continuing as of the Effective Date or would result from the execution, delivery and performance of this Amendment, (ii) the RPA, as amended hereby, constitutes the legal, valid and binding obligations of the Company and the Performance Guarantor, enforceable against such Person in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and (iii) excluding Section 3.1(k) of the RPA solely insofar as it relates to the absence of a Material Adverse Effect of the type described in clause (i) of the definition of such term (as to which no representation or warranty is made hereby), each of the Company’s representations and warranties contained in the RPA is correct as of the Effective Date.

(b) The Performance Guarantor hereby consents to the amendments herein contained and ratifies and confirms that the Performance Undertaking remains in full force and effect.

7. Ratification. Except as specifically amended or otherwise modified herein, the RPA is hereby ratified, approved and confirmed in all respects.

8. Release. In further consideration of the execution by the Administrative Agent and the Co-Agents of this Amendment, to the extent permitted by applicable law, each of the Company and the Performance Guarantor, on behalf of itself and all of its successors and assigns (collectively, the “Releasors”), hereby completely, voluntarily, knowingly, and unconditionally releases and forever discharges the Administrative Agent, each Co-Agent, each of the Purchasers, the LC Issuer, each of their advisors, professionals and employees, each affiliate of the foregoing and all of their respective permitted successors and assigns (collectively, the “Releasees”), from any and all claims, actions, suits, and other liabilities, including, without limitation, any so-called “lender liability” claims or defenses (collectively, “Claims”), whether arising in law or in equity, which any of the Releasors ever had, now has or hereinafter can, shall or may have against any of the Releasees for, upon or by reason of any matter, cause or thing whatsoever from time to time occurred on or prior to the date hereof, in any way concerning, relating to, or arising from (a) the RPA or any of the other Transaction Documents (including, without limitation, with respect to the payment, performance, validity or enforceability of the Company’s or the Performance Guarantor’s obligations thereunder, the liens securing such obligations, or any or all of the terms or conditions of any Transaction Document), (b) the financial condition, business or operations of the Company or the Performance Guarantor, and (c) the negotiation, documentation and execution of this Amendment and any documents relating hereto, except for Claims determined in a final and nonappealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Releasee. The Releasors hereby acknowledge that they have been advised by legal counsel of the meaning and consequences of this release.

9. Reference to Agreement. From and after the Effective Date, each reference in the RPA to “this Agreement”, “hereof”, or “hereunder” or words of like import, and all references to the RPA in any and all agreements, instruments, documents, notes, certificates and other writings of every kind and nature shall be deemed to mean, respectively, the RPA as modified by this Amendment.

10. Costs and Expenses. The Company agrees to pay all reasonable costs, fees, and out-of-pocket expenses (including reasonable attorneys’ fees and disbursements) incurred by the Agents in connection with the preparation, execution and enforcement of this Amendment.

11. CHOICE OF LAW. THIS AMENDMENT SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW) WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

12. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart via facsimile or other electronic transmission shall be deemed delivery of an original counterpart.

<Signature pages follow>

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date hereof.

YELLOW ROADWAY RECEIVABLES FUNDING CORPORATION

By:
Name: Title:

YRC WORLDWIDE INC., as Performance Guarantor

By:
Name: Title:

SUNTRUST ROBINSON HUMPHREY, INC., as Three Pillars Agent

By:
Name: Title:

JPMORGAN CHASE BANK, N.A., as Falcon Agent and as Administrative Agent

By:
Name: John M. Kuhns
Title: Executive Director

WELLS FARGO BANK, N.A. (successor by merger to Wachovia Bank, National Association), as Wells Fargo Agent

By:
Name: Title:

Amendment No. 23 to

Third Amended and Restated Receivables Purchase Agreement

THE ROYAL BANK OF SCOTLAND PLC, as Amsterdam Agent

By:	RBS SECURITIES INC., as its agent

By:
Name: Title:

Amendment No. 23 to

Third Amended and Restated Receivables Purchase Agreement

SCHEDULE I

Payee	Deferred Commitment Fee Amount
Falcon Asset Securitization Company LLC	$1,745,833
Wells Fargo Bank, N.A.	$916,667
Amsterdam Funding Corporation	$1,250,000
Three Pillars Funding LLC	$1,087,500